EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 1/10/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/22/2024	Buy	4,876	10.16
11/25/2024	Buy	4,341	10.24
11/26/2024	Buy	5,923	10.24
11/27/2024	Buy	2,869	10.42
11/29/2024	Buy	5,153	10.40
12/2/2024	Buy	1,312	10.46
12/18/2024	Buy	20,408	9.74
1/10/2025	Buy	14,833	9.57